PALAZZO WEST I LOS ANGELES, CA

MONTEREY GROVE I SAN JOSE, CA

WATERWAYS VILLAGE I AVENTURA, FL

AIR

COMMUNITIES

OCEAN HOUSE I LA JOLLA, CA

PALAZZO EAST I LOS ANGELES, CA

FLAMINGO I MIAMI, FL

FOURTH QUARTER 2021

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

Page
3	Earnings Release

13	Consolidated Statements of Operations

15	Consolidated Balance Sheets

16	Schedule 1 – Funds From Operations Reconciliation

17	Schedule 2 – Funds From Operations Information

19	Schedule 3 – Property Net Operating Income

20	Schedule 4 – Apartment Home Summary

21	Schedule 5 – Capitalization and Financial Metrics

23	Schedule 6 – Same Store Operating Results

27	Schedule 7 – Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Apartment Community Capital Additions Information

30	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports Fourth Quarter 2021 Results; Full Year Results 8% Ahead of Initial Expectations; Leverage Reduced to 5.3x; Establishes 2022 FFO Guidance, at the Midpoint, of $2.40 Per Share.

Denver, Colorado, February 9, 2022 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) announced today fourth quarter and full year results for 2021.

Chief Executive Officer Terry Considine comments: “AIR had a solid fourth quarter, completing a good year. Full year 2021 Same Store revenue and NOI were better by 330 and 510 basis points, respectively, than our initial guidance.”

“Our properties are well occupied with January 2022 average daily occupancy at an all-time high of 98.4%.”

“Asking rents today average approximately $2,600 and are above pre-COVID levels in seven of our eight core markets.”

“During the fourth quarter and through January, we sold $1.4 billion of properties. Another $267 million of properties are under contract and expected to close this quarter. Pro forma for January sales and the sale of properties under contract, leverage to EBITDAre was 5.3x at December 31st.”

“AIR’s corporate culture structure remains strong. During 2021, AIR was named a Denver Top Workplace for the ninth consecutive year, and in 2022 was named a National Top Workplace. Our team, strengthened through the previously announced additions of John McGrath and Joshua Minix, was further bolstered when Matthew O’Grady joined as Senior Vice-President, Capital Markets. The AIR board was refreshed with the election of Tom Bohjalian, Kristin Finney-Cooke, and Maggie Paláu Hernández. Average director tenure is now three years.”

“In 2021, AIR's first year, we completed the strategic goals of the separation. This year, our simple and efficient business model, with best-in-class property operations, low G&A costs, and low leverage positions us well for strong internal and external growth. In 2022, we will seek to allocate capital particularly to properties that will benefit from AIR's operating acumen, which we expect will generate NOI growth in excess of market rates and drive attractive, long-term internal rates of return.”

Chief Financial Officer Paul Beldin adds: “Full year 2021 Pro forma FFO of $2.14 per share was 8%, or $0.16, greater than the midpoint of our initial guidance.”

“Fourth Quarter Pro forma FFO of $0.56 per share was equal to the midpoint of guidance due to better than anticipated Same Store operations, offset by higher legal and other costs. For the quarter, revenue and NOI grew sequentially by 1.7% and 3.5%, respectively. Same Store operating results exceeded pre-COVID levels, with fourth quarter 2021 revenue 1.3% above first quarter 2020.”

“In 2022, we expect Same Store revenue growth of 8.9% to 9.9%, Same Store expense growth of 2.0% to 3.0%, and Same Store NOI growth of 11.0% to 13.0%. We also expect 2022 FFO per share to be $2.36 to $2.44, representing 12% growth at the midpoint. We expect year-end leverage to EBITDAre of approximately 5.5x, G&A costs, as a percentage of GAV, to decline, and plan for at least $500 million of acquisitions.”

Chairman of the Board Tom Keltner added: “I want to offer the Board’s and my perspectives. We are delighted to be joined by three new, capable, and diverse colleagues: Tom, Kristin, and Maggie. They have embraced their duties and are excellent contributors. I want also to comment on the excellent results reported by Terry and Paul. They and the entire management team did a great job accomplishing the specific goals set by the Board: a focus on best-in-class operations, as measured by NOI growth and financial margins; disciplined capital allocation providing accretive growth; low G&A costs; and reduced leverage.”

“We are particularly grateful that Terry insisted on defining rigorously what constitutes G&A and meeting that higher standard, even forfeiting $2.5 million of compensation so that the company was able to meet the target without cutting back on other staffing objectives.”

Financial Results: Fourth Quarter Pro Forma FFO Per Share

	2021
(all items per common share – diluted)	FOURTH QUARTER	THIRD QUARTER	YEAR-TO-DATE
Net income (loss)	$2.37	$0.06	$2.89
NAREIT Funds From Operations (FFO)	$(0.11)	$0.47	$1.11
Pro forma adjustments*	$0.67	$0.09	$1.03
Pro forma Funds From Operations (Pro forma FFO)	$0.56	$0.56	$2.14

*Fourth quarter and year to date Pro forma adjustments include $105 million and $148 million, or $0.67 and $0.96 per share, respectively, of debt extinguishment costs from the prepayment of debt. For the full year, approximately 60% of the prepayment penalty reflects the mark-to-market on the debt and accelerates future interest expense. The remaining 40%, or $60 million, is an investment in higher future earnings, a $5.6 billion increase in our pool of unencumbered properties and increased financial flexibility. Please refer to Supplemental Schedule 1 for a complete listing of Pro forma adjustments.

AIR Operating Results: Full Year Revenue Up 1.7%; NOI Up 1.6%

The table below includes the operating results of the 65 properties of AIR that meet our definition of Same Store. In the fourth quarter, 27 properties were removed from the Same Store population due to their completed or planned sale. Same Store properties generated approximately 95% of AIR’s 2021 GAAP rental revenue.

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
($ in millions) *	2021	2020	Variance	3rd Qtr.	Variance	2021	2020	Variance
Revenue, before utility reimbursements	$136.9	$124.6	9.9%	$134.6	1.7%	$525.4	$516.8	1.7%
Expenses, net of utility reimbursements	36.1	36.4	(0.9%)	37.2	(3.0%)	146.4	143.6	2.0%
Net operating income (NOI)	$100.8	$88.2	14.3%	$97.4	3.5%	$379.0	$373.2	1.6%

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.

Fourth quarter 2021 NOI margins were 73.7%, up 287 basis points from the fourth quarter of 2020. NOI margins benefited from revenue growth and negative expense growth, due to a decline of 380 basis points in controllable operating expenses.

Components of Same Store Revenue Growth – The table below summarizes the change in the components of our Same Store revenue growth.

	FOURTH QUARTER		FULL YEAR
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	3.5%	1.7%	(0.3%)
Average Daily Occupancy	4.1%	1.5%	1.5%
Residential Net Rental Income	7.6%	3.2%	1.2%
Bad Debt	2.3%	0.5%	0.1%
Late Fees and Other	(0.3%)	(0.7%)	(0.1%)
Residential Revenue	9.6%	3.0%	1.2%
Commercial Revenue	0.3%	(1.3%)	0.5%
Same Store Revenue Growth	9.9%	1.7%	1.7%

Same Store Rental Rates – We measure changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for that same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below details changes in lease rates, as well as the weighted-average (blended) lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current activity.

	FOURTH QUARTER			FULL YEAR			2021			2022
	2021	2020*	Variance	2021	2020*	Variance	Oct*	Nov	Dec	Jan
Transacted Leases
Renewal rent changes	12.1%	0.7%	11.4%	5.3%	3.7%	1.6%	11.7%	12.5%	14.0%	10.8%
New lease rent changes	13.9%	(11.5%)	25.4%	3.2%	(6.4%)	9.6%	13.9%	15.7%	12.0%	12.4%
Weighted-average rent changes	13.5%	(9.4%)	22.9%	4.1%	(2.0%)	6.1%	13.2%	15.1%	12.2%	12.2%

Signed Leases
Renewal rent changes	11.0%	1.3%	9.7%	5.7%	3.5%	2.2%	14.2%	11.5%	10.0%	11.7%
New lease rent changes	13.5%	(11.3%)	24.8%	3.9%	(6.6%)	10.5%	14.0%	12.5%	14.0%	14.9%
Weighted-average rent changes	12.8%	(8.7%)	21.5%	4.7%	(2.2%)	6.9%	14.0%	12.3%	12.2%	13.3%

Average Daily Occupancy	98.1%	94.1%	4.0%	96.3%	94.8%	1.5%	97.8%	98.2%	98.3%	98.4%

*Transacted and signed lease rates and average daily occupancy are based on our current Same Store population. Amounts may differ from those previously reported.

Same Store Markets – Typically, rental rates soften in the fourth quarter due to lower demand than in the peak months of the second and third quarters. In 2021, that trend did not materialize. Demand remained strong throughout the fourth quarter, resulting in pricing remaining stable through the end of the year. As of December 31st, effective asking rates were up 23% from the fourth quarter of 2020. As a result, signed rates continued to be strong, with new lease rates up 13.5% and renewals up 11.0% from the prior leases.

Consistent with our expectations, average daily occupancy trended upwards from 96.5% in the third quarter to 98.1% in the fourth quarter, with January average daily occupancy reaching a record high of 98.4%.

Rent Collection Update

We measure residential rent collection as the dollar value of payments received as a percentage of all residential amounts owed. In the fourth quarter, we recognized 99.1% of all residential revenue owed during the quarter, treating the balance of 0.9% as bad debt. 3.0% of our residents have extended delinquencies, much of which we expect to collect either from the residents (based on their high credit scores) or from rent relief programs established by the State of California. 97.0% of our residents pay rent timely with bad debt under 30 basis points of revenue, a level still somewhat elevated from our historical experience.

As of December 31, 2021, our proportionate share of gross residential accounts receivable was $11.1 million. After consideration of tenant security deposits and reserves for uncollectible amounts, our net exposure is $0.9 million, an amount expected to be collected during the first quarter of 2022.

Of the $11.1 million of uncollected accounts receivable, 78% relates to California residents. During the quarter, we received $3.7 million from California’s rent relief program. We await the state’s response to an additional $2.2 million of rent relief requests made. We are working with residents to file an additional $3.9 million of claims.

We remain cautiously optimistic that this program will allow us to recover rents uncollected in 2020 or 2021. We expect bad debt expense to decline with the end of emergency ordinances that suspend contractual remedies for non-payment of rent.

Portfolio Management and Quality

Our portfolio of apartment communities is diversified across primarily “A” and “B” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. During 2021, we exited the Chicago and New York markets, and, subsequent to year-end, reduced our exposure to California. We added to our portfolio in Florida through a $223 million acquisition, and improved the quality of our Washington, D.C. portfolio through acquiring four properties, whose NOI growth we expect will exceed market NOI growth by more than 10% during each of the next two years. Our 2021 portfolio management activities increased our average rents by approximately $150 per home, and reduced the portfolio's average age by one year. Our current portfolio is of a higher quality, is expected to require lower recurring capital replacement spending, and has a greater allocation to states with greater economic growth and a more reliable rule of law.

Transactions

Acquisitions

As previously announced, during the fourth quarter, we acquired for ~$510 million a portfolio of four properties located in the Washington, D.C. area, with 1,383 apartment homes, 84,000 square feet of office and commercial space, and two vacant land parcels suitable for development of 498 additional apartment homes, valued at approximately $20 million. We expect a 4.3% NOI yield in 2022. This yield is anticipated to approach ~6% by 2024, approximately 130 basis points greater than the properties sold to fund the acquisition, adding ~$0.04 to FFO per share. This spread is expected to increase over time as the long-term IRR is expected to be 9.0%, a 40% increase over the long-term IRR of holding the properties sold.

Dispositions

During the fourth quarter, we sold 15 apartment communities located in New York City and Washington, D.C., with 1,337 apartment homes for gross proceeds of $472 million. Net sales proceeds from these transactions were $432 million.

As previously announced, during the quarter, we formed a joint venture with an affiliate of Blackstone by selling for $408 million an 80% interest in three multi-family properties with 1,748 units located in Virginia. AIR is the general partner with 20% ownership, and earns various fees for providing property management and corporate services.

After year end, we sold an additional seven apartment communities located in San Diego, Los Angeles, and the Bay Area for gross proceeds of $507 million. We are under contract to sell an additional $267 million of properties located in Chicago, New York City, and California. In aggregate, the $1.7 billion of property sales priced at an implied NOI cap rate of 4.3%, and a free cash flow cap rate of 4.0%; an approximate 15% premium to their estimated 2020 fair market value, pre-COVID.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage and primarily long-dated debt. We maintain financial flexibility through ample unused and available credit, holding properties with substantial value unencumbered by property debt, maintaining an investment grade rating, and using partners’ capital when it enhances financial returns or reduces investment risk.

Components of Leverage

Our leverage includes our share of long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, and our preferred equity.

	AS OF DECEMBER 31, 2021
($ in millions)*	Amount	% of Total	Weighted-Avg. Maturity (Yrs.)
AIR share of long-term, non-recourse property debt, continuing portfolio	$1,909	54%	8.7
AIR share of long-term, non-recourse property debt of properties expected to be sold	84	2%	10.0
Term loans	1,150	33%	3.1
Outstanding borrowings on revolving credit facility	304	9%	4.3
Preferred equity**	81	2%	9.9
Total Leverage	$3,529	100%	6.6
Cash and restricted cash	(81)
Notes receivable from Aimco***	(534)
Net Leverage	$2,914		6.6
Leverage reduction funded by January property sales	(499)
Net Leverage, Pro forma for January sales	$2,416		6.4
Incremental leverage reduction funded by property sales during the balance of the first quarter	(261)
Net Leverage, Pro forma for first quarter property sales	$2,155		6.5

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 5.

** AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.

*** We have notes receivable from Aimco with an aggregate principal amount of $534 million. The notes will mature on January 31, 2024, and are secured by a pool of properties owned by Aimco. We consider the notes a reduction of leverage as we expect proceeds to be used to repay loan amounts currently outstanding.

Leverage Reduction – Complete

We target Net Leverage to Adjusted EBITDAre at 5.5x, with a range between 5.0x and 6.0x.

Pro forma for January sales activity, Net Leverage to Adjusted EBITDAre is 5.8x. Pro forma for additional first quarter sales activity, Net Leverage to Adjusted EBITDAre is further reduced by 0.5x of a turn to 5.3x.

Liquidity

We use our revolving credit facility for working capital and other short-term purposes and to secure letters of credit. At December 31, 2021, our share of cash and restricted cash was $81 million and we had the capacity to borrow up to $285 million under our revolving credit facility, bringing total liquidity to $366 million.

We manage our financial flexibility by maintaining an investment grade rating and holding communities that are unencumbered by property debt. AIR has been rated BBB by Standard & Poor’s. As of December 31, 2021 and excluding properties sold and expected to sell during the first quarter, we held unencumbered communities with an estimated fair market value of approximately $8.4 billion; triple the amount from December 31, 2020.

We anticipate seeking an investment grade credit rating from Moody’s. In assigning ratings, Moody’s places significant emphasis on the amount of non-recourse property debt as percentage of the undepreciated book value of a company’s assets. Pro forma for anticipated first quarter property sales, we anticipate that our share of property debt will approximate Moody's targets.

Dividend

As planned, AIR's refreshed tax basis resulted in a tax efficient dividend paid to shareholders. In 2021, AIR's dividend of $1.74 per share was one-third taxable as capital gains, and two-thirds tax-free return of capital, increasing its after-tax yield to taxable investors.

On February 1, 2022, our Board of Directors declared a quarterly cash dividend of $0.45 per share of AIR Common Stock. This amount is payable on February 25, 2022, to stockholders of record on February 17, 2022.

In setting AIR's 2022 dividend, our Board of Directors anticipates targeting a dividend level of approximately 75% of full year FFO per share. We further expect that the after-tax dividend will continue to benefit from AIR's refreshed tax basis.

Corporate Responsibility Update

Corporate responsibility is a longstanding priority. We strive for transparency, and continuous improvement, as measured by GRESB. We are aligned with the UN Sustainable Development Goals. In 2021, we improved our GRESB scores over 2020 by 21%, including a perfect score in the ‘social’ metrics and a near perfect score in Governance. We have established targets for energy, water, and greenhouse gas reductions, embarked on environmental certifications for our properties, and are implementing resilience strategies including physical and climate risk assessments of the portfolio.

Our team is a critical part of our success. AIR has been named a Denver Top Workplace for nine consecutive years, and in 2022 was named a National Top Workplaces winner.

2022 Outlook

We expect 2022 Pro forma FFO per share in the range of $2.36 to $2.44. At the guidance range midpoint, projected growth in 2022 FFO of $0.26, or 12%, reflects:

•
$0.29 per share growth from Same Store operations
•
$0.14 per share net contribution from properties acquired in 2021 and those contemplated in 2022 guidance
•
$0.30 per share reduction in interest expense resulting from debt payoffs; offset partially by
•
($0.45) per share dilution from property sales, and
•
($0.02) per share dilution from other items, net.

The following chart details the change in AIR’s Pro Forma FFO per share for 2021 to the midpoint of 2022 guidance:

Our guidance ranges are based on the following components:

	FULL YEAR 2022	FULL YEAR 2021
($ Amounts represent AIR Share)
Net Income (loss) per share (1)	$(0.33) to $(0.20)	$2.89
Pro forma FFO per share	$2.36 to $2.44	$2.14
Pro forma FFO per share at the mid-point	$2.40

Same Store Operating Components of NAREIT FFO
Revenue change compared to prior year (2)	8.9% to 9.9%	1.7%
Expense change compared to prior year (3)	3.0% to 2.0%	2.0%
NOI change compared to prior year	11.0% to 13.0%	1.6%

Offsite Costs
General and administrative expenses, as defined below (4)	~$17M	$20M

Other Earnings
Lease income (5)	~$30M	$27M
Value of property acquisitions	~$500M	$726M
Proceeds from dispositions of real estate, net	~$774M	$880M

AIR Share of Capital Investments
Capital Enhancements	$90M to $110M	$80M

Balance Sheet
Year-end Net Leverage to Adjusted EBITDAre (5)	~5.5x	5.3x

(1)
Does not include gains from anticipated 2022 property sales.
(2)
Same Store Revenue is anticipated to grow by 9.4% at the midpoint. This growth is primarily comprised of:
•
1.1% ADO growth, which assumes ADO consistent with our second half 2021 result of 97.3%;
•
6.0% rate growth based on the year-end 2021 rent roll and embedded loss-to-lease; and
•
2.3% from other factors, including incremental market rate growth and lower bad debt expense.
(3)
Same Store Expenses are anticipated to increase by 2.5% at the midpoint. Controllable operating expenses are expected to be flat, consistent with 2021's results. Since 2008, AIR's controllable operating expenses have declined at an average annual rate of 10 basis points.
(4)
For the purposes of this presentation, General and Administrative expenses are defined as follows:
•
All costs that are reported as G&A expenses in our consolidated statements of operations, in accordance with GAAP. In 2021, AIR’s G&A expense was reduced by a $5.8 million payment from Aimco. AIR anticipates the same reimbursement in 2022.
•
Plus Property management costs more than 3% of property revenues, to eliminate any distortion from allocation of costs
•
Less Asset management fees earned from joint ventures, as asset management fees are paid by joint venture partners in reimbursement of G&A services provided by AIR
•
Effective in 2022, G&A includes the deprecation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets" in Supplemental Schedule 2a.
•
If G&A expenses exceed 15 basis points of GAV, our CEO has agreed to subordinate his compensation, if necessary, to meet this metric. Our CEO’s compensation was subordinated by $2.5 million in 2021. Future subordination is not expected to be necessary in 2022 and in future years.
(5)
Presented net of FFO and Pro forma FFO adjustments.

In the first quarter of 2022, AIR anticipates Pro forma FFO between $0.53 and $0.57 per share.

AIR Strategic Objectives

We created AIR to be the most efficient and effective way to invest in U.S. multi-family real estate, due to its simplified business model and diversified portfolio of stabilized apartment communities. The Board has set the following strategic objectives on a go forward basis:

•
Pursue a simple, efficient, and predictable business model with a low risk premium

•
Maintain a high quality and diversified portfolio of stabilized multi-family properties

•
Continuously improve on our best in class property operations platform to generate above market organic growth

•
Maintain an efficient cost structure with G&A less than or equal to 15 basis points of Gross Asset Value

•
Maintain a flexible, low levered balance sheet so that AIR is well positioned to access the public bond market when doing so makes sense

•
Enhance portfolio quality through disciplined approach to capital allocation; targeting highly accretive opportunities on a leverage neutral basis

•
Develop private capital partnerships as an alternative source of equity capital for accretive growth

•
Continued commitment to corporate responsibility with transparent and measurable goals

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Thursday, February 10, 2022 at 1:00 p.m. ET	Replay available until March 10, 2022
Domestic Dial-In Number: 1-844-200-6205	Domestic Dial-In Number: 1-866-813-9403
International Dial-In Number: 1-929-526-1599	International Dial-In Number: +44-204-525-0658
Passcode: 495964	Passcode: 717755
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 84 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Beth Hagan

(303) 757-8101

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2022 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding acquisitions as well as sales and joint ventures and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: the effects of the coronavirus pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including inflation, the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; our relationship with Aimco after the business separation; the ability and willingness of the parties to the business separation to meet and/or perform their obligations under the related contractual arrangements and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve the expected benefits from the business separation. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission (“SEC”), including the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC.

In addition, AIR’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and depends on AIR’s ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

These forward-looking statements reflect management’s judgment as of this date, and AIR assumes no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations (Page 1 of 2)

(in thousands, except per share data) (unaudited)

The separation resulted in Aimco being presented as the predecessor for AIR’s financial statements. This presentation is in accordance with GAAP and is due primarily to the relative significance of AIR’s business as compared to Aimco before the separation. The financial results prior to the separation on December 15, 2020, include the financial results of AIR’s predecessor, and the financial results attributable to the apartment communities retained by Aimco in the separation are presented as discontinued operations.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUES
Rental and other property revenues (1)	$191,950	$173,746	$733,483	$719,556
Other revenues	2,380	—	7,370	—
Total revenues	194,330	173,746	740,853	719,556

OPERATING EXPENSES
Property operating expenses (1)	64,801	67,753	268,101	263,093
Depreciation and amortization	87,550	81,284	319,742	320,943
General and administrative expenses (2)	3,075	9,589	18,585	32,320
Provision for real estate impairment loss	—	47,281	—	47,281
Other expenses, net	18,013	50,691	27,220	73,860
Total operating expenses	173,439	256,598	633,648	737,497
Interest income (3)	13,563	3,590	58,651	12,374
Interest expense	(29,272)	(34,308)	(129,467)	(147,035)
Loss on extinguishment of debt	(111,857)	(396)	(156,707)	(13,324)
Gain on derecognition of leased properties and dispositions of real estate	500,349	71,889	594,861	119,215
Income (loss) from unconsolidated real estate partnerships	(565)	—	(565)	—
Mezzanine investment income, net (4)	—	7,023	—	27,576
Income (loss) from continuing operations before income tax benefit (expense) and discontinued operations	393,109	(35,054)	473,978	(19,135)
Income tax benefit (expense)	6,016	(97,115)	5,246	(95,437)
Income (loss) from continuing operations	399,125	(132,169)	479,224	(114,572)
Income from discontinued operations, net of tax	—	1,459	—	11,228
Net income (loss)	399,125	(130,710)	479,224	(103,344)

Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(174)	645	3,243	798
Net income attributable to preferred noncontrolling interests in AIR OP	(1,603)	(1,604)	(6,413)	(7,019)
Net (income) loss attributable to common noncontrolling interests in AIR OP	(24,467)	6,572	(28,433)	5,438
Net (income) loss attributable to noncontrolling interests	(26,244)	5,613	(31,603)	(783)
Net income (loss) attributable to AIR	372,881	(125,097)	447,621	(104,127)
Net income attributable to AIR preferred stockholders	(45)	—	(181)	—
Net income attributable to participating securities	(167)	(77)	(316)	(202)
Net income (loss) attributable to AIR common stockholders	$372,669	$(125,174)	$447,124	$(104,329)

Earnings (loss) per common share – basic
Net income (loss) attributable to AIR common stockholders per share – basic	$2.38	$(0.96)	$2.90	$(0.85)

Earnings (loss) per common share – diluted
Net income (loss) attributable to AIR common stockholders per share – diluted	$2.37	$(0.96)	$2.89	$(0.85)

Weighted-average common shares outstanding – basic (5)	156,673	129,911	154,135	122,446
Weighted-average common shares outstanding – diluted (5)	157,062	129,911	154,503	122,446

Please see the following page for footnote descriptions.

Consolidated Statements of Operations (continued) (Page 2 of 2)

(1)
Rental and other property revenues for the three months and year ended December 31, 2021, is inclusive of $16.9 million and $73.6 million, respectively, of revenues related to sold properties. Property operating expenses for the three months and year ended December 31, 2021, is inclusive of $4.7 million and $22.7 million, respectively, of expenses related to sold properties. Rental and other property revenues for the three months and year ended December 31, 2020, is inclusive of $18.9 million and $82.2 million, respectively, of revenues related to sold properties. Property operating expenses for the three months and year ended December 31, 2020, is inclusive of $6.3 million and $26.1 million, respectively, of expenses related to sold properties.

Rental and other property revenues and property operating expenses for the year ended December 31, 2021, are inclusive of $21.7 million of revenues and $5.6 million of expenses, respectively, related to the third party share of properties included Washington, D.C. joint venture. Rental and other property revenues for the three months and year ended December 31, 2020, is inclusive of $7.1 million and $28.5 million, respectively, of revenues related to the third party share of properties included in the Washington, D.C. joint venture. Property operating expenses for the three months and year ended December 31, 2020, is inclusive of $1.8 million and $7.4 million, respectively, of expenses related to the third party share of properties included in the Washington, D.C. joint venture.

(2)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider platform fees earned on our California joint venture as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these platform fees and they are instead included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships.
(3)
Interest income for the three months and year ended December 31, 2021, includes $7.0 million and $27.8 million, respectively, of income associated with our notes receivable from Aimco, and $6.6 million and $26.0 million, respectively, of interest income associated with properties leased to Aimco.
(4)
In connection with the separation, Aimco was allocated economic ownership of the mezzanine loan investment and option to acquire a 30% equity interest in the partnership. Subsequent to the separation, all risks and rewards of ownership are Aimco’s, but legal transfer has not occurred. During the three months and year ended December 31, 2020, we recognized $7.0 million and $27.6 million of income, respectively, in connection with the mezzanine loan. For the year ended December 31, 2021, the mezzanine investment income was entirely offset by an expense to recognize the requirement that this income be contributed to Aimco.
(5)
During the fourth quarter of 2020, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted-average shares as if the reverse stock split occurred at the beginning of the period presented, while shares issued in the special dividend are included in weighted-average shares outstanding from the date issued. If the special dividend and reverse stock split were treated similarly for GAAP, shares outstanding for the three months and year ended December 31, 2020, would be 148,570 and 148,532, respectively.

Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2021	2020
Assets
Real estate	$6,885,081	$7,468,864
Accumulated depreciation	(2,284,793)	(2,455,505)
Net real estate	4,600,288	5,013,359
Cash and cash equivalents	67,320	44,214
Restricted cash	25,441	29,266
Notes receivable from Aimco	534,127	534,127
Leased real estate assets	466,355	—
Goodwill	32,286	32,286
Other assets (1)	568,051	576,026
Assets held for sale	146,492	—
Total Assets	$6,440,360	$6,229,278

Liabilities and Equity
Non-recourse property debt	$2,305,756	$3,646,093
Debt issue costs	(11,017)	(17,857)
Non-recourse property debt, net	2,294,739	3,628,236
Term loans, net	1,144,547	349,164
Revolving credit facility borrowings	304,000	265,600
Accrued liabilities and other (1)	592,774	598,736
Liabilities related to assets held for sale	85,775	—
Total Liabilities	4,421,835	4,841,736

Preferred noncontrolling interests in AIR OP	79,370	79,449

Equity:
Perpetual preferred stock	2,129	2,000
Class A Common Stock	1,570	1,489
Additional paid-in capital	3,763,105	3,432,121
Accumulated other comprehensive income	—	3,039
Distributions in excess of earnings	(1,953,779)	(2,131,798)
Total AIR equity	1,813,025	1,306,851
Noncontrolling interests in consolidated real estate partnerships	(70,883)	(61,943)
Common noncontrolling interests in AIR OP	197,013	63,185
Total Equity	1,939,155	1,308,093
Total Liabilities and Equity	$6,440,360	$6,229,278

(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of an associated interest rate swap option, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer has not occurred.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three Months and Year Ended December 31, 2021

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2021	2021
Net income (loss) attributable to AIR common stockholders	$372,669	$447,124
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	82,489	296,436
Gain on derecognition of leased properties and dispositions of real estate	(500,349)	(594,861)
Income tax adjustments related to gain on dispositions and other tax-related items	2,557	2,707
Common noncontrolling interests in AIR OP’s share of above adjustments	25,557	19,715
Amounts allocable to participating securities	120	120
NAREIT FFO attributable to AIR common stockholders	$(16,957)	$171,241
Adjustments, all net of common noncontrolling interests in AIR OP and participating securities:
Prepayment penalties (1)	104,961	148,406
Tax adjustment (2)	(9,099)	(9,099)
Separation and transition related costs (3)	11,167	14,850
Casualty losses (4)	(2,383)	2,458
Non-cash straight-line rent (5)	603	2,470
Incremental cash received from leased properties (6)	67	538
Other	(240)	(91)
Pro Forma FFO	$88,119	$330,773

Weighted-average common shares outstanding – basic	156,673	154,135
Dilutive common share equivalents	389	368
Total shares and dilutive share equivalents	157,062	154,503

Net income (loss) attributable to AIR per common share – diluted	$2.37	$2.89
NAREIT FFO per share – diluted	$(0.11)	$1.11
Pro forma FFO per share – diluted	$0.56	$2.14

(1)
Fourth quarter and year to date Pro forma adjustments include $105 million and $148 million of debt extinguishment costs from the prepayment of debt. For the full year, approximately 60% of the prepayment penalty reflects the mark-to-market on the debt and accelerates future interest expense. The remaining 40%, or $60 million, is an investment in higher future earnings, a $5.6 billion increase in our pool of unencumbered properties and increased financial flexibility. We excluded such costs from Pro forma FFO because we believe these costs are not representative of future cash flows.
(2)
During 2021, we challenged the methodology previously used to value net operating loss carrybacks at our TRS entity. As a result of the revised tax position, we expect to receive $9.7 million in refunds. This amount has been recorded as a receivable and was excluded from Pro forma FFO, due to the unusual and non-recurring nature of the refund.
(3)
During 2021, we incurred tax, legal and other transition related costs and wrote off costs associated with redevelopment projects we no longer intend to pursue as a result of the separation. We excluded these costs from Pro forma FFO because we believe they are not representative of ongoing operating performance.
(4)
During 2021, we incurred casualty losses due to Hurricane Ida induced flooding in downtown Philadelphia causing damage to our Park Towne Place apartment community. We excluded these costs from Pro forma FFO because of the unusual nature of the weather event. During the fourth quarter, the loss was reduced due to insurance recoveries, which created a $2.4 million gain in the fourth quarter.
(5)
In 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on our consolidated statements of operations.
(6)
During 2021, we leased properties to Aimco. Due to the terms of these leases, during 2021 cash received exceeded GAAP income. We include the cash lease income in Pro forma FFO.

Supplemental Schedule 2(a)

Funds From Operations Information

Three Months and Year Ended December 31, 2021

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Revenues, before utility reimbursements
Same Store	$152,055	$602,402
Other Real Estate (1)	16,460	31,107
Total revenues, before utility reimbursements	168,515	633,509
Expenses, net of utility reimbursements
Same Store	39,868	167,189
Other Real Estate (1)	6,037	13,542
Total expenses, net of utility reimbursements	45,905	180,731
Net operating income (2)	122,610	452,778
Lease income	6,615	26,002
Property management expenses, net	(7,397)	(25,241)
Property income	121,828	453,539

General and administrative expenses (3)	(1,695)	(14,087)

Interest expense	(29,272)	(129,467)
Prepayment penalties	(111,857)	(156,707)
Preferred dividends	(1,648)	(6,594)
Interest income from notes receivable from Aimco	6,944	27,776
Interest income	4	4,873
Total cost of capital	(135,829)	(260,119)

Casualties	1,758	(6,093)
Depreciation and amortization related to non-real estate assets	(567)	(2,770)
Land leases	(1,297)	(5,252)
Income (loss) from unconsolidated real estate partnerships	453	453
Other expenses, net	(16,716)	(21,968)
Tax (expense) benefit, net	8,572	7,953
NOI related to sold and held for sale communities	12,215	50,966
Total other	4,418	23,289

Common noncontrolling interests in AIR OP	1,043	(8,914)
Proportionate adjustments	(6,722)	(22,467)

NAREIT FFO attributable to AIR common stockholders	$(16,957)	$171,241
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	105,076	159,532
Pro forma FFO attributable to AIR common stockholders	$88,119	$330,773

(1)
Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.
(2)
Fourth quarter 2021 Same Store NOI excludes $5.4 million related to the third party share of property NOI included in the Washington, D.C. joint venture.
(3)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider platform fees earned on our California joint venture as a reduction of general and administrative expenses. In accordance with GAAP, these platform fees are included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships in our consolidated statements of operations.

Supplemental Schedule 2(b)

Partially Owned Entities

Three Months and Year Ended December 31, 2021 Compared to Three Months and Year Ended December 31, 2020

(in thousands) (unaudited)

	Noncontrolling Interests (1)		Unconsolidated (2)		Noncontrolling Interests (1)		Unconsolidated (2)
	Three Months Ended December 31		Three Months Ended December 31		Year Ended December 31		Year Ended December 31
	2021	2020	2021	2020	2021	2020	2021	2020
Revenues, before utility reimbursements	$14,528	$12,804	$727	$—	$54,577	$17,952	$727	$—
Expenses, net of utility reimbursements	3,619	3,674	175	—	14,855	5,137	175	—
Net operating income	10,909	9,130	552		39,722	12,815	552

Property management expenses, net	(388)	(390)	(25)	—	(1,626)	(569)	(25)	—
Casualties	14	(20)	(1)	—	(84)	(29)	(1)	—
Other expense, net	(15)	(63)	—	—	(76)	(82)	—	—
Interest expense on non-recourse property debt	(3,783)	(3,896)	(74)	—	(15,289)	(5,292)	(74)	—
Contribution from real estate operations	6,737	4,761	452	—	22,647	6,843	452	—

Other non-property (expenses) income, net	(15)	(57)	1		(180)	(112)	1
FFO from real estate operations	$6,722	$4,704	$453	$—	$22,467	$6,731	$453	$—

Total apartment communities	16	16	3	—
Total apartment homes	5,369	5,369	1,748	—
Noncontrolling interests’ share of consolidated apartment homes/AIR share of unconsolidated apartment homes	1,721	1,721	350	—
(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture transaction that closed on September 8, 2020.
(2)
Amounts represent AIR’s proportionate share of the operations of three unconsolidated properties included in the Washington, D.C joint venture.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Revenues, before utility reimbursements

Same Store	$152,055	$155,852	$147,708	$146,787	$144,515

Other Real Estate (1)	16,460	7,668	3,850	3,129	4,172

Total revenues, before utility reimbursements	168,515	163,520	151,558	149,916	148,687

Expenses, net of utility reimbursements

Same Store	39,868	42,860	42,832	41,629	41,947

Other Real Estate (1)	6,037	3,527	2,072	1,906	3,004

Total expenses, net of utility reimbursements	45,905	46,387	44,904	43,535	44,951

Property Net Operating Income

Same Store (2)	112,187	112,992	104,876	105,158	102,568

Other Real Estate (1)	10,423	4,141	1,778	1,223	1,168

Total Property Net Operating Income	$122,610	$117,133	$106,654	$106,381	$103,736

NOI related to communities sold and held for sale	$12,215	$13,372	$12,754	$12,625	$12,586
(1)
Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.
(2)
Fourth quarter 2021 Same Store NOI excludes $5.4 million related to the third party share of property NOI included in the Washington, D.C. joint venture.

Supplemental Schedule 4

Apartment Home Summary

As of December 31, 2021

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store (1) (2)	65	22,040	18,921
Other Real Estate (3)	9	2,713	2,713
Held for Sale	10	1,657	1,657
Total Portfolio	84	26,410	23,291

Properties currently leased to Aimco (4)	4	865	865

(1)
Our Same Store portfolio includes three unconsolidated communities with 1,748 homes, of which AIR's share is 350 homes.
(2)
From September 30, 2021 to December 31, 2021, our Same Store portfolio decreased by 27 apartment communities due to the sale of 15 communities during the quarter, the classification of ten properties as Held for Sale, and the classification of two properties we expect to sell within the next 12 months as Other Real Estate.
(3)
From September 30, 2021 to December 31, 2021, our Other Real Estate portfolio increased by six apartment communities due to the acquisition of four properties in the Washington, D.C. area and the addition of two communities we expect to sell within the next 12 months that were previously classified as Same Store.
(4)
Count of properties currently leased to Aimco excludes land parcels.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of December 31, 2021

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

								Pro Forma (1)
Debt	Consolidated	AIR Share of Unconsolidated Partnerships	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate	Total AIR Share	Weighted- Average Maturity (Years)	Weighted- Average Stated Interest Rate
Fixed rate loans payable	$2,217,256	$—	$(475,298)	$1,741,958	9.2		3.2%	$1,328,022	9.7	3.2%
Floating rate loans payable	88,500	79,000	—	167,500	3.8		2.4%	167,500	3.8	2.4%
Non-recourse property debt, continuing portfolio	$2,305,756	$79,000	$(475,298)	$1,909,458	8.7		3.2%	$1,495,522	9.0	3.1%

Non-recourse property debt of properties expected to be sold	84,308	—	(1)	84,307	10.0		3.0%	—	—	—%

Term Loans	1,150,000	—	—	1,150,000	3.1	(2)	1.5%	1,150,000	3.1	1.5%
Revolving credit facility borrowings	304,000	—	—	304,000	4.3	(2)	1.1%	42,977	4.3	1.1%
Preferred equity	81,499	—	—	81,499	9.9	(3)	8.1%	81,499	9.9	8.1%
Total leverage (4)	$3,925,563	$79,000	$(475,299)	$3,529,264	6.6		2.6%	$2,769,998	6.5	2.6%

Cash and restricted cash (5)	(82,732)	—	1,629	(81,103)			n/a	(81,103)		n/a
Notes receivable from Aimco (6)	(534,127)	—	—	(534,127)			5.2%	(534,127)		5.2%
Net leverage	$3,308,704	$79,000	$(473,670)	$2,914,034			2.1%	$2,154,768		2.0%

Leverage Ratios Fourth Quarter 2021 (7)

	Annualized Current Quarter	January 31, 2022 Annualized Current Quarter	Pro forma Completion of First Quarter Sales Annualized Current Quarter (1)
Proportionate Debt to Adjusted EBITDAre	6.4x	5.6x	5.1x
Net Leverage to Adjusted EBITDAre	6.5x	5.8x	5.3x

Unsecured Credit Facility Covenants	December 31, 2021	Pro forma Completion of First Quarter Sales (1)	Covenant
Fixed Charge Coverage Ratio	2.6x	2.6x	1.50x
Leverage Ratio	39.5%	33.7%	≤ 60.0%
Secured Indebtedness Ratio (8)	22.4%	18.7%	≤ 45.0%
Unsecured Leverage Ratio	34.0%	25.1%	≤ 60.0%

(1)
Pro forma for the planned use of net proceeds from the January sales of $507 million and four properties under contract of $267 million.
(2)
Assumes exercise of extension options.
(3)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(4)
As of December 31, 2021, $1.6 billion of AIR’s debt is subject to floating interest rates; approximating 11% of entity value. With the prospect of rising interest rates in 2022, AIR is evaluating hedging, all or part, of its floating interest rate exposure.
(5)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(6)
Reflects AIR’s receipt of notes receivable from Aimco as part of the separation. The notes mature on January 31, 2024.
(7)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary.
(8)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of December 31, 2021

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt and Term Loans, Pro forma for First Quarter 2022 Payoffs

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Term Loans		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q1	$5,015	$—	$5,015	$—		$5,015	—%	—%
2022 Q2	5,030	—	5,030	—		5,030	—%	—%
2022 Q3	5,070	—	5,070	—		5,070	—%	—%
2022 Q4	5,023	53,276	58,299	—		58,299	2.01%	5.1%
Total 2022	20,138	53,276	73,414	—		73,414	2.01%	5.1%

2023 Q1	4,860	—	4,860	350,000		354,860	13.23%	1.4%
2023 Q2	4,773	27,549	32,322	—		32,322	1.04%	3.8%
2023 Q3	4,755	—	4,755	—		4,755	—%	—%
2023 Q4	4,801	—	4,801	—		4,801	—%	—%
Total 2023	19,189	27,549	46,738	350,000		396,738	14.27%	1.6%

2024	20,044	88,500	108,544	—		108,544	3.35%	2.9%
2025	19,219	285,721	304,940	600,000	(1)	904,940	33.48%	2.2%
2026	14,526	98,790	113,316	200,000		313,316	11.29%	2.1%
2027	12,829	127,565	140,394	—		140,394	4.82%	3.3%
2028	9,571	94,463	104,034	—		104,034	3.57%	3.4%
2029	9,137	84,146	93,283	—		93,283	3.18%	3.4%
2030	7,823	144,252	152,075	—		152,075	5.45%	2.9%
2031	4,965	149,475	154,440	—		154,440	5.65%	3.0%
Thereafter	136,976	67,368	204,344	—		204,344	2.55%	3.0%
Total	$274,417	$1,221,105	$1,495,522	$1,150,000		$2,645,522	89.63%	2.4%

(1) Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of December 31, 2021	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Class B Perpetual Preferred Stock	125	Currently redeemable	12.00%	129
Total Preferred Stock	145		8.71%	2,129

Preferred Partnership Units	2,935,662	n/a	8.08%	79,370
Total Preferred Equity			8.10%	$81,499

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

December 31, 2021
Class A Common Stock outstanding	156,674
Participating unvested restricted stock	105
Dilutive options, share equivalents and non-participating unvested restricted stock	625
Total shares and dilutive share equivalents	157,404
Common Partnership Units and equivalents outstanding	10,528
Total shares, units, and dilutive share equivalents	167,932

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended December 31, 2021 Compared to Three Months Ended December 31, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of December 31, 2021.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2021	4Q 2020	Growth	4Q 2021	4Q 2020	Growth	4Q 2021	4Q 2020	Growth	4Q 2021	4Q 2021	4Q 2020	4Q 2021	4Q 2020

Bay Area	7	1,967	1,412	$12,779	$12,509	2.2%	$3,426	$3,356	2.1%	$9,353	$9,153	2.2%	73.2%	96.9%	89.8%	$3,112	$3,289

Boston	11	2,462	2,462	18,116	16,666	8.7%	5,285	4,978	6.2%	12,831	11,688	9.8%	70.8%	98.1%	95.4%	2,500	2,364

Denver	7	2,026	1,987	11,154	10,243	8.9%	2,047	2,702	(24.2%)	9,107	7,541	20.8%	81.6%	98.8%	94.7%	1,893	1,814

Greater Washington, D.C. (1)	6	4,103	2,681	13,134	12,563	4.5%	3,549	3,569	(0.6%)	9,585	8,994	6.6%	73.0%	98.8%	96.0%	1,653	1,627

Los Angeles	9	3,815	2,966	28,132	24,465	15.0%	6,518	6,597	(1.2%)	21,614	17,868	21.0%	76.8%	98.4%	94.6%	3,212	2,908

Miami	5	1,725	1,725	12,316	10,623	15.9%	3,580	3,772	(5.1%)	8,736	6,851	27.5%	70.9%	96.0%	95.4%	2,480	2,153

Philadelphia	9	2,748	2,669	20,697	18,451	12.2%	6,100	5,817	4.9%	14,597	12,634	15.5%	70.5%	98.0%	88.3%	2,639	2,609

San Diego	6	2,367	2,190	15,001	13,817	8.6%	3,164	3,200	(1.1%)	11,837	10,617	11.5%	78.9%	98.7%	98.0%	2,313	2,145

Other Markets	5	827	829	5,555	5,260	5.6%	2,387	2,407	(0.8%)	3,168	2,853	11.0%	57.0%	98.0%	94.7%	2,285	2,239

Total	65	22,040	18,921	$136,884	$124,597	9.9%	$36,056	$36,398	(0.9%)	$100,828	$88,199	14.3%	73.7%	98.1%	94.1%	$2,459	$2,332

(1) Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended December 31, 2021 Compared to Three Months Ended September 30, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of December 31, 2021.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	4Q 2021	3Q 2021	Growth	4Q 2021	3Q 2021	Growth	4Q 2021	3Q 2021	Growth	4Q 2021	4Q 2021	3Q 2021	4Q 2021	3Q 2021

Bay Area	7	1,967	1,412	$12,779	$12,543	1.9%	$3,426	$3,431	(0.1%)	$9,353	$9,112	2.6%	73.2%	96.9%	94.8%	$3,112	$3,122

Boston	11	2,462	2,462	18,116	18,865	(4.0%)	5,285	5,110	3.4%	12,831	13,755	(6.7%)	70.8%	98.1%	96.5%	2,500	2,646

Denver	7	2,026	1,987	11,154	11,143	0.1%	2,047	3,034	(32.5%)	9,107	8,109	12.3%	81.6%	98.8%	97.5%	1,893	1,917

Greater Washington, D.C. (1)	6	4,103	2,681	13,134	13,066	0.5%	3,549	3,715	(4.5%)	9,585	9,351	2.5%	73.0%	98.8%	97.6%	1,653	1,665

Los Angeles	9	3,815	2,966	28,132	26,157	7.6%	6,518	6,180	5.5%	21,614	19,977	8.2%	76.8%	98.4%	97.0%	3,212	3,031

Miami	5	1,725	1,725	12,316	11,817	4.2%	3,580	4,065	(11.9%)	8,736	7,752	12.7%	70.9%	96.0%	96.3%	2,480	2,371

Philadelphia	9	2,748	2,669	20,697	20,659	0.2%	6,100	5,989	1.9%	14,597	14,670	(0.5%)	70.5%	98.0%	94.7%	2,639	2,724

San Diego	6	2,367	2,190	15,001	14,816	1.2%	3,164	3,228	(2.0%)	11,837	11,588	2.1%	78.9%	98.7%	97.2%	2,313	2,321

Other Markets	5	827	829	5,555	5,536	0.3%	2,387	2,403	(0.7%)	3,168	3,133	1.1%	57.0%	98.0%	95.9%	2,285	2,327

Total	65	22,040	18,921	$136,884	$134,602	1.7%	$36,056	$37,155	(3.0%)	$100,828	$97,447	3.5%	73.7%	98.1%	96.5%	$2,459	$2,458

(1) Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(c)

Same Store Operating Results

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of December 31, 2021.

				Revenues, Before Utility Reimbursements (1)			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 4Q 2021	YTD 4Q 2020	Growth	YTD 4Q 2021	YTD 4Q 2020	Growth	YTD 4Q 2021	YTD 4Q 2020	Growth	YTD 4Q 2021	YTD 4Q 2021	YTD 4Q 2020	YTD 4Q 2021	YTD 4Q 2020

Bay Area	7	1,967	1,412	$50,253	$53,130	(5.4%)	$13,559	$12,892	5.2%	$36,694	$40,238	(8.8%)	73.0%	94.6%	93.6%	$3,136	$3,348

Boston	11	2,462	2,462	70,423	68,474	2.8%	20,867	20,075	3.9%	49,556	48,399	2.4%	70.4%	96.7%	95.8%	$2,464	$2,418

Denver	7	2,026	1,987	42,948	39,330	9.2%	10,845	10,509	3.2%	32,103	28,821	11.4%	74.7%	96.9%	92.5%	$1,858	$1,783

Greater Washington, D.C. (1)	6	4,103	2,681	51,667	51,525	0.3%	13,960	13,884	0.5%	37,707	37,641	0.2%	73.0%	96.8%	96.6%	$1,658	$1,657

Los Angeles	9	3,815	2,966	104,078	105,299	(1.2%)	25,291	24,649	2.6%	78,787	80,650	(2.3%)	75.7%	97.0%	94.6%	$3,013	$3,127

Miami	5	1,725	1,725	46,924	43,127	8.8%	15,453	15,286	1.1%	31,471	27,841	13.0%	67.1%	96.9%	95.0%	$2,339	$2,192

Philadelphia	9	2,748	2,669	79,740	78,653	1.4%	23,990	23,157	3.6%	55,750	55,496	0.5%	69.9%	93.6%	92.4%	$2,660	$2,656

San Diego	6	2,367	2,190	57,898	55,423	4.5%	12,721	12,711	0.1%	45,177	42,712	5.8%	78.0%	97.6%	97.1%	$2,256	$2,171

Other Markets	5	827	829	21,505	21,856	(1.6%)	9,708	10,423	(6.9%)	11,797	11,433	3.2%	54.9%	96.1%	94.5%	$2,254	$2,330

Total	65	22,040	18,921	$525,436	$516,817	1.7%	$146,394	$143,586	2.0%	$379,042	$373,231	1.6%	72.1%	96.3%	94.8%	$2,403	$2,402

(1) Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	4Q 2021	% of Total	4Q 2020	$ Change	% Change
Operating expenses (1)	$16,931	47.0%	$17,594	$(663)	(3.8%)
Utility expense, net of reimbursement	2,259	6.3%	2,380	(121)	(5.1%)
Real estate taxes	14,162	39.3%	14,520	(358)	(2.5%)
Insurance	2,704	7.4%	1,904	800	42.0%
Total	$36,056	100.0%	$36,398	$(342)	(0.9%)

Sequential Comparison

	4Q 2021	% of Total	3Q 2021	$ Change	% Change
Operating expenses (1)	$16,931	47.0%	$19,152	$(2,221)	(11.6%)
Utility expense, net of reimbursement	2,259	6.3%	2,196	63	2.9%
Real estate taxes	14,162	39.3%	14,161	1	(—%)
Insurance	2,704	7.4%	1,646	1,058	64.3%
Total	$36,056	100.0%	$37,155	$(1,099)	(3.0%)

Year-To-Date Comparison

	YTD 4Q 2021	% of Total	YTD 4Q 2020	$ Change	% Change
Operating expenses (1)	$71,788	49.0%	$72,008	$(220)	(0.3%)
Utility expense, net of reimbursement	8,761	6.0%	8,906	(145)	(1.6%)
Real estate taxes	57,363	39.2%	56,109	1,254	2.2%
Insurance	8,482	5.8%	6,563	1,919	29.2%
Total	$146,394	100.0%	$143,586	$2,808	2.0%

(1)
Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

Fourth Quarter 2021 Compared to Fourth Quarter 2020

(unaudited)

	Quarter Ended December 31, 2021					Quarter Ended December 31, 2020
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home

Bay Area	9	2,212	1,657	8.8%	$2,963	10	2,322	1,767	9.9%	$3,113

Boston	11	2,462	2,462	10.9%	2,500	12	2,598	2,598	11.0%	2,364

Denver	7	2,026	1,987	7.6%	1,893	8	2,279	2,240	7.3%	1,811

Greater Washington, D.C.	11	5,645	4,223	13.7%	1,786	11	5,238	5,215	16.7%	1,640

Los Angeles	13	4,347	3,498	20.8%	3,089	13	4,347	3,498	19.3%	2,789

Miami	6	2,425	2,425	9.7%	2,319	6	2,091	2,091	6.5%	2,143

Philadelphia	9	2,748	2,669	11.4%	2,494	9	2,748	2,669	11.0%	2,465

San Diego	9	3,051	2,876	12.7%	2,254	8	2,281	2,105	8.9%	1,973

Other Markets	9	1,494	1,494	4.4%	2,105	22	2,688	2,688	9.4%	2,389

Total	84	26,410	23,291	100.0%	$2,359	99	26,592	24,871	100.0%	$2,231

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Dispositions (1)

Number of Apartment Communities	Number of Apartment Homes	Weighted- Average Ownership	Gross Proceeds	NOI Cap Rate (2)	Free Cash Flow Cap Rate (2)	Property Debt	Net Sales Proceeds (3)	Average Revenue per Home

Fourth Quarter 2021 Dispositions
15	1,337	100.0%	$471.5	3.8%	3.5%	$(23.6)	$432.0	$2,251

Full Year 2021 Dispositions

16	1,395	100.0%	$511.5	3.8%	3.5%	$(23.6)	$471.9	$2,319

Full Year 2021 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes		Purchase Price	Average Rent per Apartment Home (4)

City Center on 7th	Pembroke Pines, FL	June	700		$222.7	$1,892

Vaughan Place	Washington, D.C.	October	372	(5)	$167.9	$2,211

Residences at Capital Crescent Trail	Bethesda, MD	October	258		$100.0	$2,079

North Park	Chevy Chase, MD	October	310		$110.0	$2,122

Huntington Gateway	Alexandria, VA	October	443		$125.0	$1,727

(1)
During 2021, we sold 11 properties in New York City, four properties in the Greater Washington, D.C. area, and one property in Chicago, Illinois. In addition, we entered into a joint venture with an affiliate of Blackstone to sell an 80% interest in three multi-family properties with 1,748 units located in Virginia for $408 million.
(2)
Please refer to the Glossary for definition of NOI Cap Rate and Free Cash Flow Cap Rate.
(3)
Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
(4)
Represents average rent per apartment home for leases in place at the time of acquisition.
(5)
We intend to acquire an additional sixteen homes for $6.4 million that remain subject to the Tenant Opportunity to Purchase Act ("TOPA").

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three Months and Year Ended December 31, 2021

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest, excluding activities related to properties leased to Aimco.

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Capital Additions (1)
Capital Replacements
Buildings and grounds	$13,113	$28,655
Turnover capital additions	(4,108)	(1,849)
Capitalized site payroll and indirect costs	(668)	2,552
Capital Replacements	8,337	29,358
Capital Improvements	7,856	13,703
Capital Enhancements	21,928	87,171
Other Capital Expenditures	4,255	16,831
Total	$42,376	$147,063

Total apartment homes	26,410	26,410

Capital Replacements per apartment home	$316	$1,112

(1)
For the three months and year ended December 31, 2021, capital additions for our apartment communities included $0.6 million and $2.4 million, respectively, of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., formerly Aimco Properties, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 92.1% of the legal interest in the common partnership units of the AIR Operating Partnership and 94.7% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

OTHER CAPITAL EXPENDITURES: May include capital expenditures: (i) contemplated in the underwriting of our recently acquired communities; and (ii) capitalized costs incurred in connection with the restoration of an apartment community after a casualty event. We expect these amounts to be significantly reduced under our business model. After the separation, certain properties are leased to Aimco.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre below 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits, and our notes receivable from Aimco. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the derecognition of leased properties and dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;
•
the income recognized related to our notes receivable from Aimco, as their proceeds are expected to be used to repay current amounts outstanding;
•
the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt; and
•
the amount by which cash exceeds GAAP lease income for the properties leased to Aimco.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended December 31, 2021, is as follows (in thousands, unaudited):

Quarter Ended
December 31, 2021
Net income	$399,125
Adjustments:
Interest expense	29,272
Loss on extinguishment of debt	111,857
Income tax benefit	(6,016)
Depreciation and amortization	87,550
Gain on derecognition of leased properties and dispositions of real estate	(500,349)
EBITDAre	$121,439
Net loss from continuing operations attributable to noncontrolling interests in consolidated real estate partnerships	(174)
EBITDAre adjustments attributable to noncontrolling interests and unconsolidated real estate partnerships	(8,245)
Interest income on notes receivable from Aimco	(6,944)
Pro forma FFO adjustments, net (1)	5,148
Adjusted EBITDAre	$111,224
Annualized Adjusted EBITDAre	$444,896
January property sales, annualized	(25,800)
January Adjusted Annualized EBITDAre	$419,096
Remaining Q1 sales for properties under contract, annualized	(12,452)
Pro forma Adjusted Annualized EBITDAre	$406,644
(1)
Pro forma adjustments, net includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1, and a $4.6 million adjustment to reflect the disposition of 15 apartment communities and Washington, D.C. joint venture transaction during the period as if the transactions closed on October 1, 2021.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), ground lease rent expense, and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we consolidate and manage, but excludes apartment communities that we do not consolidate. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.

The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended		Year Ended
	December 31, 2021		December 31, 2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$194,330	$64,801	$740,853	$268,101
Adjustment: Utilities reimbursement (1)	(6,494)	(6,494)	(26,330)	(26,330)
Adjustment: Sold properties and other amounts not allocated (2)	(19,321)	(12,402)	(81,014)	(61,040)
Total (per Supplemental Schedule 2)	168,515	45,905	633,509	180,731
Proportionate adjustment (3)	(13,801)	(3,444)	(53,850)	(14,680)
Proportionate property net operating income	$154,714	$42,461	$579,659	$166,051

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$152,055	$39,868	$602,402	$167,189
Proportionate adjustment (3)	(15,171)	(3,812)	(76,966)	(20,795)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$136,884	$36,056	$525,436	$146,394

(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues in our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6. The California joint venture was formed in the third quarter of 2020. Supplemental Schedule 6 has been presented to show the effects of the closing of the California joint venture as if it had occurred at the beginning of the earliest period presented.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2020 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended December 31, 2021, Turnover was 39.7%, 340 basis points lower than the twelve months ended December 31, 2020. Inclusive of intra-community transfers, Turnover was 44.1% for the trailing twelve months ended December 31, 2021.

Retention represents the inverse of Turnover, as defined above.